Exhibit 99.1
                             PFS Bancorp, Inc.

                      Second and Bridgeway Streets
                          Aurora, Indiana 47001

                             July 28, 2005


FOR IMMEDIATE RELEASE:


CONTACT:
  Stuart M. Suggs, Corp. Treasurer, COO, & CFO
  PFS Bancorp, Inc.
  (812) 926-0631


PFS Bancorp, Inc. Reports Net Earnings For the Quarter and Six Months Ended June 30, 2005.

Aurora, Indiana - PFS Bancorp, Inc. (Nasdaq National Market: PBNC), parent company of Peoples Federal Savings Bank, reported net earnings for the second quarter ended June 30, 2005 of $236,000, or diluted earnings per share of $.16, an increase of $15,000, or 6.8%, from the $221,000 in net earnings, or $.15 of diluted earnings per share recorded for the second quarter ended June 30, 2004. Book value, or stockholders' equity totaled $14.01 per share at June 30, 2005.

The increase in net earnings for the quarter resulted primarily from a $46,000, or 4.6%, increase in net interest income and a $6,000, or 4.8%, increase in other income which were partially offset by a $29,000, or 4.0%, increase in general, administrative and other expense and an $8,000, or 5.3%, increase in income taxes.

For the six months ended June 30, 2005, PFS Bancorp, Inc. reported net earnings of $457,000, or diluted earnings per share of $.32, an increase of $19,000, or 4.3%, as compared to the $438,000, or diluted earnings per share of $.31, in earnings reported for the six months ended June 30, 2004.

The increase in net earnings for the six months ended June 30, 2005 was primarily due to a $74,000, or 3.7%, increase in net interest income and a $56,000, or 23.1%, increase in other income which were partially offset by an $104,000, or 7.3%, increase in general, administrative and other expense and a $7,000, or 2.3%, increase in income taxes.

At June 30, 2005, PFS Bancorp, Inc. reported total assets of $134.0 million, an increase of $4.2 million, or 3.3%, compared to total assets at December 31, 2004. The increase in assets was comprised primarily of a $6.5 million, or 5.7%, increase in loans receivable which was partially funded by an increase in deposits of $3.6 million, or 4.1%, to $90.5 million at June 30, 2005.

On May 4, 2005, Peoples Community Bancorp, Inc. of West Chester, Ohio announced an Agreement and Plan of Merger with PFS Bancorp, Inc. Under the terms of the agreement, Peoples Community Bancorp, Inc. will pay $23.00 in cash for each of the outstanding common shares of PFS Bancorp, Inc. The merger is expected to be consummated in the fourth quarter of 2005.

PFS Bancorp, Inc. is the unitary thrift holding company for Peoples Federal Savings Bank which conducts business from its main office and two branch offices in southeastern Indiana.


                           PFS Bancorp, Inc.
       CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                            (In thousands)

                                                  June 30,     December 31,
     ASSETS                                           2005             2004

Cash and cash equivalents                         $  5,600         $  7,484
Investment securities                                4,187            5,157
Loans receivable                                   121,210          114,673
Other assets                                         2,983            2,440
                                                   -------          -------

     Total assets                                 $133,980         $129,754
                                                   =======          =======

     LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                          $ 90,539         $ 86,939
Advances from the FHLB                              21,500           17,500
Note payable                                             -            3,500
Other liabilities                                    1,300            1,286
                                                   -------          -------
     Total liabilities                             113,339          109,225

Shareholders' equity                                20,641           20,529
                                                   -------          -------
     Total liabilities and shareholders' equity   $133,980         $129,754
                                                   =======          =======


                           PFS Bancorp, Inc.
             CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                   (In thousands, except share data)

                                             Six months ended    Three months ended
                                                 June 30,              March 31,
                                               2005      2004       2005     2004
                                                (Unaudited)          (Unaudited)
Total interest income                        $3,307    $2,742     $1,699   $1,370

Total interest expense                        1,256       765        656      373
                                              -----     -----      -----    -----
   Net interest income                        2,051     1,977      1,043      997

Provision for losses on loans                    48        48         24       24
                                              -----     -----      -----    -----
   Net interest income after provision for
     losses on loans                          2,003     1,929      1,019      973

Other income                                    298       242        130      124

General, administrative and other expense     1,535     1,431        753      724
                                              -----     -----      -----    -----
   Earnings before income taxes                 766       740        396      373

Income taxes                                    309       302        160      152
                                              -----     -----      -----    -----
   NET EARNINGS                              $  457    $  438     $  236   $  221
                                              =====     =====      =====    =====
   EARNINGS PER SHARE
       Basic                                   $.33      $.32       $.17     $.16
                                                ===       ===        ===      ===
       Diluted                                 $.32      $.31       $.16     $.15
                                                ===       ===        ===      ===